E X H I B I T   2 3.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-5404) pertaining to the 1981 Incentive Stock Option Plan and the 1983 Non-Statutory Stock Option Plan of ALPNET, Inc. and subsidiaries, and in the Registration Statement (Form S-8 No. 333-06091) pertaining to the ALPNET, Inc. 1996 Executive Stock Option Plan, of our Auditors' Report dated February 10, 1997 with respect to the balance sheets of ALPNET Canada Inc. (formerly Multiscript Inc.) as at December 31, 1996 and 1995 and the statements of earnings, deficit and changes in financial position for each of the years ended December 31, 1996, 1995 and 1994, which we have been advised is included in this Annual Report (Form 10-K) of ALPNET, Inc. for the year ended December 31, 1996.

\s\FRIEDMAN & FRIEDMAN

Chartered Accountants

Montreal, Quebec
March 21, 1997